Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated January 17, 2014

JPMORGAN US SECTOR ROTATOR 8 INDEX PERFORMANCE DETAILS

January 2014

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J.P. Morgan U.S. Sector Rotator 8 Index Performance Details

JPMORGAN US SECTOR ROTATOR 8 INDEX PERFORMANCE DETAILS

J.P. Morgan U.S. Sector Rotator 8 Index (the "Index") Performance – Bloomberg JPUSSC8E Index

2004	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	0.94%	0.23%	(1.02%)	(4.63%)	(0.30%)	1.39%	(1.24%)	2.31%	(0.08%)	1.04%	2.92%	0.60%	1.95%
2005	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	(2.34%)	1.33%	(0.84%)	1.50%	1.66%	0.65%	2.38%	(1.37%)	(0.54%)	(1.49%)	0.81%	(0.28%)	1.36%
2006	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	2.04%	(0.63%)	1.20%	0.39%	(2.02%)	(0.11%)	1.70%	1.34%	0.62%	2.73%	1.89%	(0.53%)	8.87%
2007	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	2.21%	(1.97%)	0.62%	1.85%	2.23%	(0.95%)	1.07%	1.20%	0.92%	0.75%	(0.47%)	(0.33%)	7.28%
2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	(2.34%)	0.28%	0.15%	0.84%	0.82%	(1.72%)	(0.62%)	0.49%	(2.69%)	(1.47%)	1.43%	1.13%	(3.74%)
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	(0.41%)	(1.95%)	1.48%	2.25%	0.57%	0.17%	2.45%	1.27%	1.33%	(1.02%)	2.34%	1.11%	9.91%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	(3.30%)	0.49%	2.97%	2.28%	(3.50%	1.58%	1.39%	(0.91%)	0.99%	1.86%	0.50%	1.91%	6.19%
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	2.04%	2.16%	(0.07%)	1.84%	1.29%	(1.23%)	1.20%	(1.95%)	(1.80%)	1.63%	(0.21%)	1.26%	6.21%
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSSC8E Index	0.53%	1.69%	2.42%	0.07%	(0.30%)	0.59%	0.56%	(0.52%)	2.00%	(0.55%)	(0.11%)	0.23%	6.77%
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSSC8E Index	2.88%	0.71%	3.45%	3.09%	(1.85%)	(0.63%)	1.77%	(2.32%)	2.19%	2.61%	1.48%	2.03%	16.30%

Please see key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not a guide to future performance. "PUSSC8E Index" refers to the performance of J.P. Morgan U.S. Sector Rotator 8 Index (Bloomberg: JPUSSC8E Index). The levels of the Index incorporate an adjustment factor of 0.50% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2003 through June 28, 2013, and the actual historical performance of the Index based on daily closing levels from July 1, 2013 through December 31, 2013. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

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J.P.Morgan

Key Risks

[] The Strategy comprises notional assets and liabilities

[] The Index may use leverage to increase the return from any Constituent because the sum of the weights of the Basket

                                                                                              Constituents included in the synthetic
 portfolio underlying the Index may be greater than 100%, up to a maximum total weight of
                                                                                              220%. In particular, the use of
 leverage will magnify any negative performance of the relevant Constituents which in turn could cause you to receive a lower payment
 at maturity than you would otherwise receive.
                                                                                              []  The levels of the Index will
 include a daily deduction fee of 0.50% per annum.
                                                                                              []  There are risks associated with a
 momentum-based investment strategy- The Index is different from a strategy that seeks long-term exposure to a portfolio
 consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that
 have experienced price declines, but experience a sudden price spike thereafter.
                                                                                              []  Correlation of performance among
 the Index constituents may reduce the performance of the Index.
                                                                                              []  Our affiliate, JPMS plc, is the
 Index Sponsor and Index Calculation Agent and is responsible for calculating and maintaining the Index and developing guidelines
 and policies governing the Index. We and our affiliates are entitled to exercise discretion in good faith and a commercially
 reasonable manner in relation to the securities and the Index. JPMS plc is under no obligation to consider your interest as an investor
 with returns linked to the Index.
                                                                                              []  The Index may not be successful,
 may not outperform any alternative strategy related to the Index constituents, or may not achieve its target volatility of 8%.
                                                                                              []  The investment strategy involves
 monthly rebalancing and maximum weighting caps applied to the Index constituents.
                                                                                              []  Changes in the value of the Index
 constituents may offset each other.
                                                                                              []  The Index was established on July
 1, 2013 and has a limited operating history.
                                                                                              DISCLAIMER
                                                                                              JPMorgan Chase and Co. ("J.P. Morgan")
 has filed a registration statement (including a prospectus) with the Securities and
                                                                                              Exchange Commission (the "SEC") for
 any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should
 read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement,
 underlying supplement, the relevant termsheet or pricing supplement, and any other documents that J.P. Morgan will file
 with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities.
 You may get these documents without cost by visiting EDGAR on the SEC Website at
                                                                                              www.sec.gov. Alternatively, J.P.
 Morgan, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus
 supplement, as well as any product supplement, underlying supplement and termsheet or pricing supplement, if you so
 request by calling toll-free (800) 576 3529.
                                                                                              Free Writing Prospectus filed pursuant
 to Rule 433; Registration Statement No. 333-177923
J P M O R G A N U S S E C T O R R O T A T O R 8 I N D E X P E R F O R M A N C E D E T A I L S
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